                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                 NETWORK GENERAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                             [NETWORK GENERAL LOGO]

                                                                    July 7, 1997

Dear Stockholder:

    This year's annual meeting of stockholders will be held on Friday, August 8, 1997 at 11:00 a.m., California time, at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California. You are cordially invited to attend.

    The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

    After reading the Proxy Statement, please promptly mark, sign, and return the enclosed proxy in the prepaid envelope to assure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU DATE, SIGN, AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON. Regardless of the number of shares you own, your careful consideration of and vote on the matters before our stockholders is important.

    A copy of the Company's Annual Report to Stockholders is also enclosed for your information. At the annual meeting we will review Network General's activities over the past year and our plans for the future.

    The Board of Directors and management look forward to seeing you at the annual meeting.

                                          Very truly yours,

                                                       [SIGNATURE]

                                          LESLIE G. DENEND
                                          PRESIDENT AND
                                          CHIEF EXECUTIVE OFFICER

                          NETWORK GENERAL CORPORATION
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 8, 1997

TO THE STOCKHOLDERS:

    Please take notice that the annual meeting of the stockholders of Network General Corporation, a Delaware corporation (the "Company"), will be held on August 8, 1997, at 11:00 a.m., California time, at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California, for the following purposes:

    1. To elect three Class I directors to hold office for three-year terms and until their respective successors are elected and qualified.

    2. To amend the Company's 1989 Stock Option Plan to increase the number of shares of the Company's Common Stock reserved for issuance thereunder by 1,500,000.

    3. To amend the Company's 1989 Employee Stock Purchase Plan to increase the number of shares of the Company's Common Stock reserved for issuance thereunder by 500,000.

    4. To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending March 31, 1998.

    5.  To transact such other business as may properly come before the meeting.

    Stockholders of record at the close of business on June 18, 1997 are entitled to notice of and to vote at this meeting and any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the concierge desk at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California.

                                          By Order of the Board of Directors

                                                  [SIGNATURE]

                                          SCOTT C. NEELY
                                          SECRETARY

Menlo Park, California

July 7, 1997

IMPORTANT: PLEASE FILL IN, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POST-PAID ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING YOU MAY CHOOSE TO VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
SOLICITATION AND VOTING OF PROXIES.........................................................................           1

INFORMATION ABOUT NETWORK GENERAL..........................................................................           1
  Stock Ownership of Certain Beneficial Owners and Management..............................................           1
  Board of Directors.......................................................................................           3

EXECUTIVE COMPENSATION AND OTHER MATTERS...................................................................           5
  Summary Compensation Table...............................................................................           5
  Stock Options Granted During the Fiscal year Ended March 31, 1997........................................           6
  Option Exercises and Year-End Values for the Fiscal Year Ended March 31, 1997............................           7
  Compensation of Directors................................................................................           7
  Employment, Severance and Change in Control Arrangements.................................................           8
  Certain Transactions.....................................................................................           9
  Changes to Benefit Plans.................................................................................           9

REPORT OF THE COMPENSATION COMMITTEE.......................................................................          10

COMPARISON OF STOCKHOLDER RETURN...........................................................................          13

ELECTION OF DIRECTORS......................................................................................          14

APPROVAL OF AMENDMENT TO THE NETWORK GENERAL CORPORATION 1989 STOCK OPTION PLAN............................          14
  Introduction.............................................................................................          14
  Summary of the Provisions of the Option Plan.............................................................          15
  Summary of Federal Income Tax Consequences of the Option Plan............................................          17
  Vote Required and Board of Directors' Recommendation.....................................................          18

APPROVAL OF AMENDMENT TO THE NETWORK GENERAL CORPORATION 1989 EMPLOYEE STOCK PURCHASE PLAN.................          18
  Introduction.............................................................................................          18
  Summary Of Provisions of the Purchase Plan...............................................................          18
  Summary of Federal Income Tax Consequences of the Purchase Plan..........................................          19
  Vote Required and Board of Directors' Recommendation.....................................................          20

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS..............................................          21

STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING OF STOCKHOLDERS..............................................          21

TRANSACTION OF OTHER BUSINESS..............................................................................          21

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                          NETWORK GENERAL CORPORATION
                              4200 Bohannon Drive
                          Menlo Park, California 94025

    The accompanying proxy is solicited by the Board of Directors of Network General Corporation, a Delaware corporation ("Network General" or the "Company"), for use at its annual meeting of stockholders to be held on August 8, 1997, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The date of this Proxy Statement is July 7, 1997, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

                       SOLICITATION AND VOTING OF PROXIES

    This solicitation of proxies is made on behalf of the Board of Directors of the Company and the cost of soliciting proxies will be borne by the Company. The Company has retained Georgeson & Company Inc. to assist in the solicitation of proxies for a fee not to exceed $6,500, plus customary out-of-pocket expenses. In addition, the Company may solicit stockholders by mail through its regular employees, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

    On June 18, 1997, the Company had outstanding 42,650,259 shares of its Common Stock, par value $0.01 per share, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held by him, her or it. The Company's Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

    All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a stockholder specifies by means of his or her proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy at any time before the time it is exercised by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

                       INFORMATION ABOUT NETWORK GENERAL

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth as of May 31, 1997 (except as noted in the footnotes to the table) certain information with respect to the beneficial ownership of the Company's Common Stock by (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company, (ii) each director and director-nominee of the Company, (iii) the Chief Executive Officer and the other executive officers of the Network General named in the Summary Compensation Table under the section headed "Executive Compensation and Other Matters," and (iv) all executive officers and directors of the Company as of May 31, 1997, as a group.

                                                                                                       PERCENT OF
                                                                                                         NETWORK
                                                                                         AMOUNT AND      GENERAL
                                                                                          NATURE OF   COMMON STOCK
NAME OF BENEFICIAL OWNER(1)                                                                SHARES      OUTSTANDING
---------------------------------------------------------------------------------------  -----------  -------------
A I M Management Group Inc. (2)........................................................   4,008,500          9.4%
  11 Greenway Plaza, Suite 1919
  Houston, Texas 77046
T. Rowe Price Associates, Inc. (3).....................................................   3,247,450          7.6%
  100 E. Pratt Street
  Baltimore, MD 94111
RCM Capital Management, L.L.C. (4).....................................................   3,043,300          7.1%
  Four Embarcadero Center, Suite 2900
  San Francisco, CA 94111
Harry J. Saal (5)......................................................................   1,845,400          4.3%
Leslie G. Denend (6)...................................................................     255,360         *
Michael H. Kremer (7)..................................................................      56,307         *
Laurence R. Hootnick (8)...............................................................      54,500         *
Gregory M. Gallo (9)...................................................................      52,000         *
David M. Carver (10)...................................................................      50,000         *
James T. Richardson (10)...............................................................      48,125         *
Howard Frank (10)......................................................................      40,000         *
Richard H. Lewis (10)..................................................................      37,168         *
John R. Stringer (10)..................................................................      34,124         *
Charles J. Abbe (11)...................................................................      33,500         *
Douglas C. Chance (12).................................................................      21,166         *
Janet L. Hyland (10)...................................................................      20,833         *
Bernard J. Whitney (13)................................................................      16,905         *
All executive officers and directors as a group (13 persons) (14)......................   2,471,913          5.2%

------------------------

 *  Less than 1%

 (1) The persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as otherwise disclosed in the footnotes to this table. Unless otherwise indicated, the business address of each of the beneficial owners listed is 4200 Bohannon Drive, Menlo Park, California 94025.

 (2) Based on Amendment No. 1 dated February 12, 1997 to a Schedule 13G filed by A I M Management Group Inc. with the Securities and Exchange Commission (the "SEC").

 (3) Based on a Schedule 13G dated February 14, 1997 filed with the SEC by T. Rowe Price Associates, Inc. ("Price Associates"). These securities are owned by various individual and institutional investors for whom Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

 (4) Based on an amendment to Schedule 13G dated January 30, 1997 and filed with the SEC by RCM Capital Management, L.L.C., its Managing Agent (RCM Limited L.P.) and RCM Limited L.P.'s general partner (RCM General Corporation).

 (5) Represents shares held in the Harry J. Saal Trust dated July 19, 1972 of which Mr. Saal and his wife are the trustees.

 (6) Includes 252,082 shares subject to options exercisable within 60 days of May 31, 1997.

 (7) Includes 51,625 shares subject to options exercisable within 60 days of May 31, 1997.

 (8) Includes 2,000 shares held by the Laurence R. Hootnick Trust dated 4/22/76, for which Mr. Hootnick and his wife are trustees, and 52,500 shares subject to options exercisable within 60 days of May 31, 1997.

 (9) Includes 2,000 shares held by the Gallo Family Trust, for which Mr. Gallo and his wife are trustees, and 50,000 shares subject to options exercisable within 60 days of May 31, 1997.

(10) Represents shares subject to options exercisable within 60 days of May 31, 1997.

(11) Includes 32,500 shares subject to options exercisable within 60 days of May 31, 1997.

(12) Includes 19,166 shares subject to options exercisable within 60 days of May 31, 1997.

(13) Includes 16,249 shares subject to options exercisable within 60 days of May 31, 1997.

(14) Includes 615,579 shares subject to options exercisable within 60 days of May 31, 1997. See also notes 4, 7 and 8.

BOARD OF DIRECTORS

    DIRECTORS. This section sets forth for the current directors, including the Class I nominees to be elected at this meeting, information concerning their age and background.

NAME                       POSITION WITH THE COMPANY                                                AGE        SINCE
-------------------------  -------------------------------------------------------------------      ---      ---------
CLASS I NOMINEES FOR ELECTION AT THE 1997 ANNUAL MEETING OF STOCKHOLDERS:
Harry J. Saal              Director (Chairman of the Board)                                             53        1986
Charles J. Abbe            Director                                                                     56        1994
Howard Frank               Director                                                                     56        1991

CLASS II DIRECTORS WHOSE TERMS EXPIRE AT THE 1998 ANNUAL MEETING OF STOCKHOLDERS:
Douglas C. Chance          Director                                                                     55        1995
Gregory M. Gallo           Director                                                                     55        1989
Janet L. Hyland            Director                                                                     41        1995

CLASS III DIRECTORS WHOSE TERMS EXPIRE AT THE 1999 ANNUAL MEETING OF STOCKHOLDERS:
Leslie G. Denend           President, Chief Executive Officer and Director                              56        1993
Laurence R. Hootnick       Director                                                                     55        1989

    Dr. Saal, a founder of the Company, has served as Chairman of the Board of Directors since its inception. Dr. Saal served as President of Smart Valley, Inc., a trade association involved with establishing the information superhighway, from September 1993 until December 1995. He served as President and Chief Executive Officer of the Company from its inception in May 1986 until June 1993. He was also the Company's Chief Financial Officer from May 1986 until November 1987. Dr. Saal is also a director of Personal Computer Products, Inc., Borland International, Inc., and Globalnet Systems, Limited and serves as a director of several privately-held companies and non-profit associations.

    Since April 1996, Mr. Abbe has served as Vice President and General Manager of Optical Coating Laboratory, Inc., an optical thin film manufacturing company. He served as Senior Vice President, Corporate Development of Raychem Corporation, an electronics components company, from May 1995 until December 1995 and previously served in various other management capacities for Raychem from September 1989 through August 1993.

    Since January 1985, Dr. Frank has served as President of Howard Frank Associates, a consulting company. Since May 1990, Mr. Frank has served as a Senior Fellow at the University of Pennsylvania's Wharton School of Business and since 1993 has been on loan by the university to the Defense Advanced Research Projects Agency, the agency that developed the Internet in the 1980s, where he serves as the Director of the Information Technology Office. In June 1997, the University of Maryland at College Park announced the appointment of Dr. Frank as dean of the university's Maryland Business School, starting September 1997. From September 1987 until April 1990, Mr. Frank also served as Chairman of the Board of Directors of Network Management, Inc.

    Mr. Chance has served as the Chief Executive Officer of Wyse Technology, a video display manufacturer, since October 1994. From November 1993 through October 1994 Mr. Chance was a self-employed consultant and from October 1990 through November 1993 he was Chief Executive Officer of Octel Communications Corporation, a developer of voicemail systems. Mr. Chance is also a director of Optical Coating Laboratory, Inc.

    Mr. Gallo is a member of the law firm of Gray Cary Ware & Freidenrich, A Professional Corporation, the Company's outside legal counsel, where he has been employed since 1973.

    Since January 1995, Ms. Hyland has served as the President and sole proprietor of eMagine, a marketing consulting firm. Ms. Hyland served as the Director of Network Strategy Research of Forrester Research, Inc., a technology research firm, from November 1990 to December 1994.

    Mr. Denend is the President and Chief Executive Officer of the Company and has held those positions since June 1993. He was also the Company's Senior Vice President of Products from February 1993 to June 1993. Prior to joining Network General, he was President of Vitalink, a manufacturer of internetworking products, from November 1990 to December 1992. From January 1989 to October 1990, Mr. Denend served in a variety of positions at 3Com Corporation, a global data networking company, most recently as Executive Vice President for Product Operations. Mr. Denend is also a director of Rational Software Inc., McAfee Associates, Inc. and Proxim, Inc.

    Since July 1996, Mr. Hootnick has served as President and Chief Executive Officer of Consilium, Inc., a developer and provider of integrated manufacturing execution software and services. From December 1995 through June 1996, Mr. Hootnick served as the Senior Vice President of Finance and Operations of Power Computing Incorporated, a computer hardware company. From May 1995 to November 1995, Mr. Hootnick was a self-employed consultant. From August 1994 to May 1995, Mr. Hootnick served as the Chief Operations Officer of NetManage, Inc., a software company. From May 1991 to June 1994, Mr. Hootnick served as President and Chief Executive Officer of Maxtor Corporation, a manufacturer of disk drives.

    MEETINGS OF THE BOARD OF DIRECTORS. During the fiscal year ended March 31, 1997, the Board of Directors of the Company held eight (8) meetings. During that period the Audit Committee of the Board held six (6) meetings, the Compensation Committee of the Board held three (3) meetings, and the Nominating Committee of the Board held one (1) meeting. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board and of the committees of the Board on which such director was then serving.

    The members of the Audit Committee during the fiscal year ended March 31, 1997, were Messrs. Hootnick, Chance and Gallo. The functions of the Audit Committee include: recommending to the Board, subject to stockholder approval, the retention of independent public accountants; reviewing and approving the planned scope, proposed fee arrangements and results of the Company's annual audit; reviewing the adequacy of accounting and financial controls; reviewing the independence of the Company's independent public accountants; approving all assignments to be performed by the Company's independent public accountants; and instructing the Company's independent public accountants to undertake special assignments, as deemed appropriate.

    The members of the Compensation Committee during the fiscal year ended March 31, 1997 were Messrs. Abbe and Hootnick and Ms. Hyland. The Compensation Committee reviews and determines the salary and bonus criteria of all of the Company's officers and awards option grants. For additional information about the Compensation Committee, see "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION" and "EXECUTIVE COMPENSATION AND OTHER MATTERS" below.

    The members of the Nominating Committee during the fiscal year ended March 31, 1997 were Messrs. Saal, Abbe, Gallo and Denend (ex officio). The Nominating Committee considers and recommends action to the Board regarding nominations to the Board of Directors. Pursuant to the Company's Bylaws, nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors if such nomination is received by the Secretary of the Company not less than 120 calendar days before the first anniversary of the date the Company's proxy statement was released to stockholders in connection with the previous year's annual meeting of stockholders.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

    The following table sets forth information concerning the compensation of the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company as of March 31, 1997, as well as two former executive officers of the Company, whose total salary and incentive compensation for the fiscal year ended March 31, 1996 exceeded $100,000, for services in all capacities to the Company, earned during the fiscal years ended March 31, 1997, March 31, 1996, and March 31, 1995:

                           SUMMARY COMPENSATION TABLE

                                                           ANNUAL           LONG TERM
                                                      COMPENSATION(1)     COMPENSATION
                                                    --------------------     OPTIONS       ALL OTHER
NAME AND PRINCIPAL POSITION            FISCAL YEAR   SALARY    BONUS(2)     (SHARES)     COMPENSATION(3)
-------------------------------------  -----------  ---------  ---------  -------------  -------------
Leslie G. Denend ....................        1997   $ 315,000  $ 255,000           --      $   5,021
  President and Chief Executive              1996     300,000    252,883      340,000          7,285
  Officer                                    1995     265,008    190,598      100,000          7,043

James T. Richardson .................        1997     210,000     79,000       30,000         60,369
  Senior Vice President and Chief            1996     203,000     81,653       50,000         39,658
  Financial Officer                          1995     184,808     74,523      170,000         39,032

John R. Stringer ....................        1997     155,045     92,945       30,000          3,790
  Senior Vice President, Worldwide           1996     120,000    106,386       32,000         59,622
  Field Operations                           1995      40,000     17,265      100,000             --

David M. Carver .....................        1997     156,000     74,750       30,000          1,525
  Executive Vice President and Chief         1996      50,250     20,903      120,000            488
  Operating Officer                          1995          --         --           --             --

Bernard J. Whitney ..................        1997     148,333     53,000       25,000          1,525
  Vice President and Controller              1996     106,875     32,808       50,000          1,497
                                             1995          --         --           --             --

FORMER OFFICERS

Richard H. Lewis ....................        1997     170,000    103,357       10,000         64,743
  Senior Vice President, Worldwide           1996     153,560    118,389       50,000         46,705
  Field Operations                           1995     150,000    128,736       46,000         45,863

Michael H. Kremer ...................        1997     200,641     35,000       30,000          1,296
  Vice President, Product Development        1996     178,000     87,707       60,000          1,100
                                             1995     138,333     59,756       56,000          1,251

------------------------

(1) Includes all amounts paid to the named person by the Company for the fiscal year indicated, whether in the capacity of an executive officer or otherwise. Mr. Stringer joined the Company in January 1995, Mr. Carver in November 1995, and Mr. Whitney in June 1995.

(2) Reflects amounts paid with respect to the fiscal year indicated. Bonuses are based on performance and the amounts are for the fiscal year indicated See "REPORT OF THE COMPENSATION COMMITTEE." Includes commissions earned for Mr. Stringer of $62,695, $78,151 and $9,156 in fiscal years 1997, 1996 and 1995, respectively. Includes commissions earned for Mr. Lewis of $83,357, $88,413 and $93,113 in fiscal years 1996, 1995 and
    1994, respectively.

(3) Amounts include 401(k) employer matching funds, car allowance, payment for attendance at Presidents Club, payment of relocation expenses and certain living and travel expenses. Mr. Denend's amounts include 401(k) employer matching funds in fiscal 1997, 1996 and 1995 of $1,614, $1,985 and $2,451, respectively, and payments for attendance at Presidents Club in fiscal 1997, 1996 and 1995 of $3,407, $5,300 and $4,592, respectively. Mr. Richardson's amounts include 401(k) employer matching funds in fiscal years 1997, 1996 and 1995 of $1,888, $1,574 and $750, respectively; and payment of certain living and travel expenses in fiscal 1997, 1996 and 1995 of $58,480, $38,084 and $38,282, respectively. Mr. Stringer's amounts include: 401(k) employer matching funds in fiscal 1997 and 1996 of $1,550 and $900, respectively; payments for attendance at President's Club in fiscal 1997 and 1996 and 1995 of $2,240 and $4,827, respectively; payment of certain living and travel expenses in fiscal 1996 of $33,895, and payment of a special $20,000 relocation bonus in fiscal 1996. Mr. Carver's amounts include 401(k) employer matching funds in fiscal 1997 and 1996 of $1,525 and $488, respectively. Mr. Whitney's amounts include 401(k) employer matching funds in fiscal 1997 and 1996 of $1,525 and $1,497, respectively. Mr. Lewis' amounts include: 401(k) employer matching funds in fiscal 1997, 1996 and 1995 of $578, $2,250, and $2,295, respectively; car allowance of $4,800 in each of fiscal 1997, 1996 and 1995; payment for attendance at Presidents Club in fiscal 1997, 1996 and 1995 of $3,153, $4,752 and $3,030, respectively; and payment of certain living and travel expenses in fiscal 1997, 1996 and 1995 of $56,212, $34,903 and $35,738, respectively. Mr.
    Kremer's amounts include 401(k) employer matching funds in fiscal 1997, 1996 and 1995 of $1,296, $1,100 and $1,251, respectively.

STOCK OPTIONS GRANTED DURING THE FISCAL YEAR ENDED MARCH 31, 1997

    The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended March 31, 1997, to the persons named in the Summary Compensation Table:

                       OPTION GRANTS IN LAST FISCAL YEAR

                      INDIVIDUAL GRANTS IN LAST FISCAL YEAR                         POTENTIAL REALIZABLE
----------------------------------------------------------------------------------    VALUE AT ASSUMED
                                               % OF TOTAL                             ANNUAL RATES OF
                                                 OPTIONS                                STOCK PRICE
                                               GRANTED TO                             APPRECIATION FOR
                                    OPTIONS     EMPLOYEES                              OPTION TERM(1)
                                    GRANTED     IN FISCAL   EXERCISE   EXPIRATION   --------------------
              NAME                (SHARES)(2)     YEAR      PRICE(3)      DATE         5%         10%
--------------------------------  -----------  -----------  ---------  -----------  ---------  ---------
Leslie G. Denend................          --          N/A         N/A         N/A         N/A        N/A
James T. Richardson.............      30,000         1.64   $ 16.0625    09/11/06   $ 303,049  $ 767,985
John R. Stringer................      30,000         1.64     16.0625    09/11/06     303,049    767,985
David M. Carver.................      30,000         1.64     16.0625    09/11/06     303,049    767,985
Bernard J. Whitney..............      25,000         1.36     16.0625    09/11/06     252,541    639,987

FORMER OFFICERS
Richard H. Lewis................      10,000         0.55     16.0625    09/11/06     101,016    255,995
Michael H. Kremer...............      30,000         1.64     16.0625    09/11/06     303,049    767,985

------------------------

(1) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved. One share of stock purchased at $16.0625 in 1997 would yield profits of $10.10 per share at 5% appreciation over 10 years, or $25.60 per share at 10% appreciation over the same period.

(2) Initial grants for new hires and initial grants for new officers generally vest at the rate of one-quarter at the end of one year, and then 1/48 per month thereafter for each full month of the optionee's continuous employment with the Company until fully vested at the end of four years. Subsequent option grants generally vest monthly at a rate of 1/48 per month for each full month of the optionee's continuous employment with the Company until fully vested at the end of four years. All of the option grants listed in the table were subsequent option grants. Under the 1989 Stock Option Plan, the Board retains discretion to modify the terms of outstanding options, subject to the provisions of that plan. For additional information regarding options, see "Employment, Severance and Change in Control Arrangements" below.

(3) All options were granted at market value on the date of grant.

OPTION EXERCISES AND YEAR-END VALUES FOR THE FISCAL YEAR ENDED MARCH 31, 1997

    The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock in the fiscal year ended March 31, 1997, and unexercised options held as of March 31, 1997, by the persons named in the Summary Compensation Table:

             AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END VALUES

                                                         NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED IN-THE-
                             SHARES                        OPTIONS AT 3/31/97       MONEY OPTIONS AT 3/31/97(3)
                           ACQUIRED ON     VALUE      ----------------------------  ----------------------------
NAME                        EXERCISE    REALIZED(1)   EXERCISABLE(2) UNEXERCISABLE  EXERCISABLE(3) UNEXERCISABLE
-------------------------  -----------  ------------  -------------  -------------  -------------  -------------
Leslie G. Denend.........     155,000   $  2,953,282      160,416         454,584    $ 2,268,742    $ 2,217,821

James T. Richardson......      58,958        894,370       25,207         105,835         94,649        793,897

John R. Stringer.........      36,000        375,819       17,916          94,084        132,611        665,066

David M. Carver..........      10,000         98,125       31,250         108,750        163,047        570,703

Bernard J. Whitney.......      15,000        192,188       10,000          50,000         83,594        391,406

FORMER OFFICERS

Richard H. Lewis.........      65,000      1,044,075        5,167         100,501         28,320        941,821

Michael H. Kremer........      40,000        636,250       40,291         105,709        272,949        672,801

------------------------

(1) Value realized by the optionee prior to the payment of taxes.

(2) Company stock options granted in fiscal 1997 generally vest over a four year period from the date of grant, and are exercisable only to the extent vested. See also "OPTION GRANTS IN LAST FISCAL YEAR" table and the footnotes thereto.

(3) The value of the unexercised in-the-money options is based on the closing sales price of the Company's Common Stock on March 31, 1997 ($21.50 share).

COMPENSATION OF DIRECTORS

    During the fiscal year ended March 31, 1997, the Company's non-employee directors received $1,000 for each meeting of the Board of Directors they attended, $500 for each committee meeting they attended and a $1,000 per month retainer. Non-employee directors who travel more than four hours to attend Board meetings receive an additional $2,000 per meeting. The Company's non-employee directors also received options under the Company's 1989 Outside Directors Stock Option Plan (the "Directors Plan"). Since November 1, 1993, an option to purchase 20,000 shares of Common Stock has been granted upon a non-employee director's initial eligibility under the Directors Plan, with an additional option to purchase 5,000 shares granted at the completion of each year of service. Mr. Frank and Ms. Hyland are also reimbursed for out-of-pocket travel expenses related to Board and Committee meetings. The Company also makes available health and medical coverage to any non-employee Board member who elects to participate under the same plans as it provides its U.S. employees generally. A director participating in this program pays for his or her premium coverage through deductions from the standard monthly retainer. The Company's directors who are also officers of the Company did not receive any compensation for their services as members of the Board of Directors.

EMPLOYMENT, SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

    Options granted to certain executive officers of Network General under its 1989 Stock Option Plan (the "Option Plan") will become immediately exercisable and vested under certain circumstances, as explained below, upon a "change of control" as defined under the Option Plan. In the event of a transfer of control of Network General, the Board shall provide that the unexercisable and/or unvested portions of any outstanding option shall become immediately exercisable and vested as of a date prior to the transfer of control if the acquiring or successor corporation does not elect to either assume the options or provide substitute options for such outstanding options. Any outstanding options which are not exercised, assumed or replaced will terminate effective as of the date of the transfer of control.

    In April 1994, the Company entered into employment agreements with key executive officers Leslie G. Denend, James T. Richardson and Richard H. Lewis. The Company entered in to similar employment agreements with Michael H. Kremer in August 1995 and with David M. Carver and John R. Stringer in April 1997. These agreements provide that, in the event the officer is terminated, including a "constructive termination" by demoting or reducing the salary of the officer, within two years after a "change of control" of the Company, the officer would be entitled to continued salary, bonus and commission payments and immediate acceleration of all options to purchase shares of the Company's Common Stock granted to that officer prior to the "change of control." In the event of such termination, Mr. Denend would be entitled to continuation of his salary, bonus and commission payments until the date two years after such termination; the remaining officers would be entitled to such continuation until the date one year after such termination (respectively, the "Severance Periods"). Each executive would be entitled to continued medical coverage by the Company during the Severance Period, unless the executive is covered by another employer's group health plan.

    In July 1996, the Board established a relocation loan program for officers. Pursuant to that program, the Company agreed to loan Mr. Stringer $500,000 in two installments to assist in his relocation from Georgia to California as part of his promotion to Senior Vice President, Worldwide Field Operations. The loan is evidenced by a full recourse promissory note under which principal is repayable on the fifth anniversary of the close of escrow for the California residence being purchased by Mr. Stringer (the "Principal Due Date"). Interest is payable semi-annually at the simple annual rate of 6.6% and the source of interest payments is first from bonuses, if any, otherwise payable to Mr. Stringer. Mr. Stringer's obligations as to the first installment of the loan are secured by a security interest in any Company stock options granted Mr. Stringer and any proceeds from the sale of the underlying shares. When the Company funds the balance of the loan, the collateral securing the loan is replaced with the California land and residence being purchased. If Mr. Stringer's employment with the Company is terminated for any reason other than for certain specified reasons following a change of control involving the Company, all outstanding principal and interest is due on the earlier of nine months after such termination or the Principal Due Date. If termination is for certain specified reasons following a change of control involving the Company, interest accruing for the first year following termination is borne by the Company or its successor and principal remains due on the Principal Due Date. As of March 31, 1997, $200,000 principal and $5,570 of accrued interest was outstanding under Mr. Stringer's note.

    In December 1996, the Company entered into an agreement with Mr. Lewis under which Mr. Lewis retired from his position as Senior Vice President, Worldwide Field Operations, but would remain a consulting vice president until December 31, 1997. Under the agreement, until such time as Mr. Lewis accepted employment elsewhere or provided services to a competitor (but not later than December 31, 1997), the Company will continue paying Mr. Lewis' then current base salary ($14,166.67 per month), $5,000 per month for June through December 1997, any amounts earned as commissions through the period ended March 31, 1997, and any executive bonus earned for the second half of fiscal 1997.

    In January 1997, the Company entered into an agreement with Mr. Kremer under which Mr. Kremer resigned from his position as Senior Vice President, Product Development, but would remain an employee of the Company through the end of calendar 1997. Under the agreement, until such time as Mr. Kremer accepted employment elsewhere or provided services to a competitor (but not later than December 31, 1997), the Company will continue paying Mr. Kremer's then current base salary of $10,000 per month.

CERTAIN TRANSACTIONS

    In December 1994, the Company committed to make charitable donations in the amount of one million dollars ($1,000,000) in value of goods, services and grants over three years to the Santa Clara and San Mateo Counties schools in connection with the Smart Valley Challenge 2000. Harry J. Saal, Chairman of the Board of Directors, served as President of Smart Valley, Inc. from September 1993 until December 1995. The disinterested directors of the Board unanimously ratified the charitable donation.

CHANGES TO BENEFIT PLANS

    The Company has proposed an amendment to increase the number of shares available for issuance under the Company's Option Plan and Purchase Plan (defined below). The following table sets forth the options granted under the Option Plan to, and purchases of shares under the Purchase Plan during the fiscal year ended March 31, 1997 by: (1) the persons named in the Summary Compensation Table; (2) the group of all persons who were executive officers as of March 31, 1997; and (3) and all non-executive officer employees as a group:

                               NEW PLAN BENEFITS

                                                                       1989 STOCK OPTION      1989 EMPLOYEE STOCK
                                                                            PLAN(1)             PURCHASE PLAN(2)
                                                                     ----------------------  ----------------------
                                                                     EXERCISE                PURCHASE
                                                                     PRICE PER   NUMBER OF   PRICE PER   NUMBER OF
NAME AND PRINCIPAL POSITION                                            SHARE      SHARES       SHARE      SHARES
-------------------------------------------------------------------  ---------  -----------  ---------  -----------
Leslie G. Denend...................................................         --          --          --          --
President and Chief Executive Officer
James T. Richardson................................................  $ 16.0625      30,000          --          --
Senior Vice President and Chief Financial Officer
John R. Stringer...................................................    16.0625      30,000          --          --
Senior Vice President, Worldwide Field Operations
David M. Carver....................................................    16.0625      30,000          --          --
Executive Vice President and Chief Operating Officer
Bernard J. Whitney.................................................    16.0625      25,000   $ 15.0875         656
Vice President and Controller
Richard H. Lewis...................................................    16.0625      10,000       15.06       1,353
Former Senior Vice President, Worldwide Field Operations
Michael H. Kremer..................................................    16.0625      30,000       15.06       1,334
Former Senior Vice President, Product Development

                                                                       1989 STOCK OPTION      1989 EMPLOYEE STOCK
                                                                            PLAN(1)             PURCHASE PLAN(2)
                                                                     ----------------------  ----------------------
                                                                     EXERCISE                PURCHASE
                                                                     PRICE PER   NUMBER OF   PRICE PER   NUMBER OF
NAME AND PRINCIPAL POSITION                                            SHARE      SHARES       SHARE      SHARES
-------------------------------------------------------------------  ---------  -----------  ---------  -----------
All Executive Officers as a group (6 persons)......................  $   17.43     195,000   $ 15.0875         656
All Non-Executive Officer employees as a group.....................      18.98   1,639,050       15.04     195,175

--------------------------

(1) Only employees, consultants and prospective employees and consultants of the Company are eligible to participate in the Option Plan. Grants of options under the Option Plan are made at the discretion of the Compensation Committee. Accordingly, future grants under the Option Plan are not determinable. The exercise prices per share are the weighted average exercise prices per share for the person or group indicated. No one received grants aggregating at least five percent of the total grants under the Option Plan in fiscal 1997.

(2) Only employees of the Company are eligible to participate in the Purchase Plan. Purchases of stock under the Purchase Plan are made at the discretion of participants. Accordingly, future purchases under the Purchase Plan are not determinable. The exercise prices per share are the weighted average exercise prices per share for the person or group indicated. No one purchased an aggregate of five percent or more of the total grants purchased under the Purchase Plan in fiscal 1997.

                      REPORT OF THE COMPENSATION COMMITTEE

    At the commencement of fiscal 1997, the Compensation Committee (the "Committee") was comprised of three non-employee directors of the Board of Directors, Messrs. Abbe and Hootnick and Ms. Hyland. The Committee is responsible for setting and administering policies governing compensation of executive officers. The Committee reviews the performance and compensation levels for executive officers, and sets salary and bonus levels and makes option grants under the Company's Option Plan.

COMPENSATION POLICIES GENERALLY

    The goals of the Company's executive officer compensation policies are to attract, retain and reward executive officers who contribute to the Company's success, to align executive officer compensation with the Company's performance and to motivate executive officers to achieve the Company's business objectives. The Company uses salary, executive officer bonuses and stock options to achieve these goals. The Company's Human Resources staff provides the Committee with compensation surveys which are obtained from compensation consultants and other data to enable the Committee to compare the Company's compensation package with that of similarly-sized high technology companies in the Company's geographic area.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    The Company has considered the amendments to Section 162(m) of the Internal Revenue Code, as amended (the "Code"), and related regulations that restrict the deductibility for federal income tax purposes of executive compensation paid to the chief executive officer and each of the four other most highly compensated executive officers at the end of any fiscal year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exemption under the statute or regulations. The Committee concluded in June 1994 that it would be advisable to establish certain restrictions on the granting of options under the Option Plan to enable compensation recognized in connection with the exercise of options to qualify for exemption from the deductibility limitation as "performance-based compensation." These restrictions were approved at the 1994 Annual Meeting of Stockholders. The Committee does not believe that other components of the Company's compensation in the aggregate will be likely to exceed $1,000,000 for any executive officer in any year in the foreseeable future, and therefore concluded that no further action with respect to qualifying such compensation for federal income tax deductibility was necessary at this time. In the future, the Committee will continue to evaluate the advisability of qualifying its executive compensation for such deductibility. The Committee's policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

COMPENSATION COMPONENTS

    Salaries are set for each executive officer with reference to a range of salaries for comparable positions among high technology companies of similar size and location. Annual salary adjustments take into account individual executive officers' achievements during the prior fiscal year towards key Company-wide objectives set annually by the Board of Directors, as well as the executive officers' performance of their individual responsibilities. The Committee's compensation philosophy targets total cash compensation for executive officers at between the 50th and 75th percentile of total cash compensation for similar positions among comparable companies with comparable sales. During fiscal 1997, the Committee established a policy under which the base salary component was set at the median level and variable cash incentive compensation was targeted to an above-average level to bring total cash compensation to approximately the 65th percentile of total cash compensation for comparable positions at comparable companies.

    Consistent with this policy, the Committee approved a fiscal 1997 base salary for Leslie G. Denend, its President and Chief Executive Officer, at the midpoint of salaries for chief executive officers in similarly-sized high technology companies in the Company's geographic proximity, based on a recently completed survey by the Company's compensation consultants. If the Company continues to grow, the Committee expects that base salaries will increase further to align with salaries for similar positions among comparable companies with comparable revenue ranges.

    Variable cash incentive compensation for fiscal 1997 was provided through the Company's executive bonus plan for all executive officers and, for the executive officers responsible for field operations, through sales commission plans as well. In accordance with the Committee's goal to have an above-average proportion of total cash compensation as variable incentive compensation based on Company and individual performance, fiscal 1997 variable cash incentive compensation for executive officers other than the Chief Executive Officer was targeted under the executive bonus plan at approximately 22% to 38% of the officer's total cash compensation if predetermined corporate targets and individual objectives were achieved. Mr. Denend's variable compensation for fiscal 1997 was targeted at 40% of total cash compensation if such targets and objectives were achieved. Average total cash compensation to officer employees is generally higher than that paid to non-officer employees.

    The executive bonus plan for fiscal 1997 was based on corporate financial goals (i.e., operating profits) set by the Board for the fiscal year and specified strategic and/or other operating objectives established by the Committee for each executive officer. Distributions to executive officers under the executive bonus plan are reviewed and determined by the Committee on a semi-annual basis. The bonus targets are allocated among the individual executive officers with reference to responsibilities, performance and goal achievement of individual executive officers. The actual bonus payments may exceed the target if the Committee determines that an executive officer has outperformed the individual performance objectives established for the officer. For fiscal 1997, Mr. Denend's primary objectives were for the Company to meet its planned operating profits each quarter and for him to continue to develop and maintain a strategic plan for the Company. The Committee determined that the Company exceeded its fiscal 1997 corporate targets and Company-wide objectives and the Committee evaluated the achievements of individual executive officer goals. Consistent with this determination, Mr. Denend received an aggregate fiscal 1997 bonus of 121% of his target executive bonus because, in the Committee's determination, Mr. Denend had significant responsibility for the Company's performance and met or exceeded his individual objectives. Bonuses under the executive bonus plan to persons who were executive officers at the end of the fiscal year ranged from 119% to 131% of bonuses targeted under the plan.

    Prior to fiscal 1997, executive officers were also eligible to participate in the Company's profit-sharing plan. In reviewing the variable compensation programs for executive officers for fiscal 1997, the Committee determined that officers should no longer be eligible to participate in the profit-sharing plan as their compensation program was already heavily tied to corporate profitability. Accordingly, the Committee eliminated officers as participants in the profit sharing plan and increased the total amount available for distribution under that plan to non-officers.

    The Committee strongly believes that equity ownership by executive officers provides incentives to build stockholder value and align the interests of executive officers with the stockholders. Initial stock option grants to executive officers are subject to four year vesting. The size of the initial grant has been determined with reference to comparable stock option compensation offered by similarly-sized high technology companies for similar positions and the responsibilities and expected future contributions of the executive officer, as well as recruitment considerations. The Committee has generally awarded a refresher grant annually thereafter. In determining the size of, or whether to grant, refresher grants, the Committee has considered each executive officer's performance during the previous fiscal year and expected contributions during the coming year, as well as the relative position and responsibilities of each executive officer and previous option grants to such executive officers. Generally, refresher option grants vest monthly over a four year period from the date of grant. The Committee believes that refresher options have provided strong incentives for executive officers to remain with the Company. In light of this policy, the Committee considered the grant of new stock options to Mr. Denend and concluded that no further grants were appropriate during fiscal 1997 in light of the significant grant made to him the previous year.

    In preparing the performance graph for this Proxy Statement, the Company has selected the Hambrecht & Quist Index for Technology Companies as its peer group. The companies that the Company references in its salary surveys are not necessarily those included in the indices, as such companies may not compete with the Company for executive talent.

EMPLOYMENT AGREEMENTS

    In April 1994, the Committee considered methods to incentivize senior management to maximize stockholder value. The Committee determined that agreements with severance provisions triggered under certain circumstances following a change of control would encourage management to remain with the Company during the negotiation of a merger, providing both the strongest possible negotiating team and strong management to make a successful transition, and would allow management to negotiate the terms of a merger without being distracted by concerns over the loss of their personal livelihood. Accordingly, the Committee authorized the Company to enter into employment agreements with severance provisions with the Chief Executive Officer and certain other executive officers who would be critical in negotiating the terms of any merger and in the transition after a merger. The Committee authorized the Company to enter into similar agreements in August 1995 and April 1997 with additional key executive officers. See "Employment, Severance and Change in Control Arrangements" above.

THE COMPENSATION COMMITTEE
Charles J. Abbe
Laurence R. Hootnick
Janet L. Hyland

                        COMPARISON OF STOCKHOLDER RETURN

    Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's ("NGC") Common Stock with the cumulative total return of the Center for Research in Securities Prices ("CRSP") Total Return Index for the Nasdaq Stock Market (U.S. Companies) ("NASDAQ") and the Hambrecht & Quist Index for Technology Companies ("H&Q") for the period commencing on March 31, 1991(1) and ending on March 31, 1996.(1)

 COMPARISON OF CUMULATIVE TOTAL RETURN FROM MARCH 31, 1992(1) THROUGH MARCH 31,
                                    1997(2)
EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              CUMULATIVE TOTAL RETURN
Based on reinvestment of $100 beginning March 31,
1992
                                                       Network General Corporation     NASDAQ Stock Market (US)
March/92                                                                      $100                         $100
March/93                                                                       $64                         $115
March/94                                                                       $97                         $124
March/95                                                                      $154                         $138
March/96                                                                      $216                         $187
March/97                                                                      $232                         $208
SOURCE: GEORGESON & COMPANY INC.

              CUMULATIVE TOTAL RETURN
Based on reinvestment of $100 beginning March 31,
1992
                                                        Hambrecht & Quist Index
                                                       for Technology Companies
March/92                                                                   $100
March/93                                                                   $119
March/94                                                                   $137
March/95                                                                   $177
March/96                                                                   $241
March/97                                                                   $281
SOURCE: GEORGESON & COMPANY INC.

                                                              MAR-92       MAR-93       MAR-94       MAR-95       MAR-96
                                                            -----------  -----------  -----------  -----------  -----------
Network General Corporation...............................   $     100    $      64    $      97    $     154    $     216
NASDAQ Stock Market (U.S.)................................   $     100    $     115    $     124    $     138    $     187
Hambrecht & Quist Index for Technology Companies..........   $     100    $     119    $     137    $     177    $     241

                                                              MAR-97
                                                            -----------
Network General Corporation...............................   $     232
NASDAQ Stock Market (U.S.)................................   $     208
Hambrecht & Quist Index for Technology Companies..........   $     281

------------------------

(1) The Company's fiscal year ends on March 31. March 29, 1996 was the last trading day in fiscal 1996.

(2) Assumes that $100.00 was invested in the Company's Common Stock and each index on March 31, 1992 at the closing sales price of the Company's Common Stock on March 31, 1992 and each index and that all dividends were reinvested. No dividends have been declared on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

                             ELECTION OF DIRECTORS

    Network General has a classified Board of Directors consisting of three Class I directors (Harry J. Saal, Charles J. Abbe and Howard Frank), three Class II directors (Douglas C. Chance, Janet L. Hyland, and Gregory M. Gallo), and two Class III directors (Leslie G. Denend and Laurence R. Hootnick) who will serve until the annual meetings of stockholders to be held in 1997, 1998 and 1999, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting dates.

    The terms of the Class I directors will expire on the date of the upcoming annual meeting. Accordingly, three persons are to be elected to serve as Class I directors of the Board of Directors at the meeting. Management's nominees for election by the stockholders to those three positions are Harry J. Saal, Charles
J. Abbe and Howard Frank, all of whom are current Class I members of the Board of Directors. Please see "INFORMATION ABOUT NETWORK GENERAL--Board of Directors" above for information concerning the nominees. If elected, the nominees will serve as directors until the Company's annual meeting of stockholders in 2000 and until their successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although the Company knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as the Company may designate.

    If a quorum is present and voting, the three nominees for Class I director receiving the highest number of votes will be elected as Class I directors. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes," will be counted as present for purposes of determining if a quorum is present.

            APPROVAL OF AMENDMENT TO THE NETWORK GENERAL CORPORATION
                             1989 STOCK OPTION PLAN

INTRODUCTION

    The Company's Board of Directors and stockholders adopted and approved the Network General Corporation 1989 Stock Option Plan (the "Option Plan") in February 1989 and August 1989, respectively, and subsequent amendments thereto from time to time. Currently, a maximum of 16,000,000 shares of Common Stock may be issued under the Option Plan. Of that number, as of May 31, 1997 options to purchase 6,998,548 shares had been exercised, options to purchase 7,517,381 shares were outstanding, and 1,484,071 shares remained available for future grants. To provide an adequate reserve of shares for continued operation of the Option Plan, the Board of Directors has amended the plan, subject to approval by the stockholders, to increase the maximum aggregate number of shares of Common Stock issuable under the Option Plan by 1,500,000 to a total of 17,500,000 shares.

    The Option Plan is intended to assist the Company in the recruitment, retention and motivation of employees and consultants through the grant of options to purchase Common Stock, generally at a price equal to its market value on the date the option is granted. The Company's continued employment growth and need for highly qualified personnel, combined with the increased competition for the limited supply of qualified personnel, make the Option Plan essential to the Company's ability to recruit and retain its key employees and consultants. The Company's competition for the pool of targeted employees typically offer total compensation packages which include stock options similar to those granted under the Option Plan. The Board of Directors believes that an adequate reserve of shares available for issuance under the Option Plan is necessary to enable it to compete successfully with other companies to secure and retain valuable personnel and to assist in aligning their long-term interests with those of the stockholders. The Company has attempted to offset the dilutive impact of options on stockholders through the systematic repurchase of shares under a program begun in 1995.

SUMMARY OF THE PROVISIONS OF THE OPTION PLAN

    The following summary of the Option Plan is qualified in its entirety by the specific language of the Option Plan, a copy of which will be made available to any stockholder upon written request.

    The Option Plan is administered by the Board of Directors and/or a duly appointed committee of the Board of Directors (hereinafter referred to as the "Board"). With respect to the participation of individuals whose transactions in the Company's equity securities are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Option Plan must be administered in compliance with the requirements of Rule 16b-3 under the Exchange Act. Options granted under the Option Plan may be either incentive stock options or nonqualified stock options. Subject to the provisions of the Option Plan, the Board determines the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an incentive stock option or a nonstatutory stock option, the timing and terms of exercisability of each option, the exercise price of and the type of consideration to be paid to the Company upon the exercise of each option, the duration of each option, and all other terms and conditions of the options. The Board will interpret the Option Plan and options granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Option Plan or any option.

    All employees (including officers and directors who are employees) and consultants or other independent contractors of the Company and its present or future parent and/or subsidiary corporations are eligible to participate in the Option Plan. As of May 31, 1997, approximately 879 employees, including six executive officers, were eligible to participate in the Option Plan.

    As amended, the maximum aggregate number of shares of the Common Stock of the Company that may be issued upon the exercise of options granted pursuant to the Option Plan is 17,500,000 shares (subject to adjustment in the event of stock dividends, stock splits, reverse stock splits, recapitalizations, combinations, reclassifications, or like changes in the capital structure of the Company). Such shares may be authorized but unissued shares or treasury shares of Common Stock. To the extent that any outstanding option under the Option Plan expires or terminates prior to exercise in full or if shares issued upon exercise of an option are repurchased by the Company, the shares of Common Stock for which such option is not exercised or the repurchased shares are returned to the Option Plan and become available for future grant. The Option Plan provides that no employee may be granted in any fiscal year options to purchase in excess of 600,000 shares, except new employees may be granted options for up to 1,200,000 shares (such limits to be subject to adjustment in the event of stock dividends, stock splits, reverse stock splits, combinations, reclassifications or like changes in the capital structure of the Company). This limit on the maximum number of shares for which options may be granted in any fiscal year is intended to qualify all ordinary income recognized by certain executive officers of the Company in connection with options granted under the Option Plan for full deductibility by the Company for federal income tax purposes. All options must be granted, if at all, not later than February 2, 1999.

    Options granted under the Option Plan must have an exercise price equal to at least 100% of the fair market value of the Common Stock of the Company, as determined by the Board, on the date of grant. However, any option granted under the Option Plan to an optionee who at the time of grant owns stock comprising more than 10% of the total combined voting power or value of all classes of the Company's stock or that of its subsidiaries (a "Ten Percent Stockholder") must have an exercise price equal to at least 110% of the fair market value of the Common Stock of the Company, as determined by the Board, on the date of the grant. Notwithstanding the foregoing, options may be granted under the Option Plan with exercise prices less than the above stated minimums if such options are granted pursuant to an assumption or substitution for another option in a manner qualifying under section 424(a) of the Code. The closing price of the Company's Common Stock as reported on the Nasdaq National Market on May 30, 1997 was $18.375 per share.

    The Option Plan authorizes payment of the exercise price of an option (1) in cash, by check, or by cash equivalent, (2) by tender of shares of Common Stock of the Company which (a) have a value, as determined by the Board (but without regard to any restrictions on transferability applicable to such stock by reason of federal or state securities laws or agreements with an underwriter for the Company) not less than the exercise price and (b) have been owned by the optionee for more than six months or were not acquired either directly or indirectly from the Company, (3) by the optionee's recourse promissory note, (4) by assignment acceptable to the Company of the proceeds of a sale of some or all of the shares being acquired through exercise of an option, or (5) by any combination of such methods. However, the Board may at any time grant options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price and/or which otherwise restrict one or more forms of consideration.

    Options granted under the Option Plan become exercisable and vested at such times and subject to such conditions as specified by the Board. Generally, options granted under the Option Plan become exercisable in installments over a period of time specified by the Board at the time of grant, subject to the optionee's continued service with the Company. However, the Board is also authorized to grant options that are exercisable immediately on and after the date of grant, subject to the right of the Company to reacquire at the optionee's exercise price any unvested shares held by the optionee upon termination of service or if the optionee attempts to transfer any unvested shares. The maximum term of an option granted under the Option Plan is ten years, except that an option granted to a Ten Percent Stockholder may have a maximum term of five years. During the lifetime of the optionee, the option may be exercised only by the optionee. An option may not be transferred or assigned, except by will or the laws of descent and distribution.

    If an optionee ceases to be an employee or consultant of the Company for any reason, except death or disability, the optionee may generally exercise his or her option (to the extent exercisable on the date of termination) within three months after the date of termination, but in any event not later than the termination of the option. In the event of termination due to death or disability, an optionee (or his or her legal representative) may generally exercise the option (to the extent exercisable on the date of the termination) within 12 months after the date of termination, but in any event not later than the termination of the option.

    The Option Plan defines a "Transfer of Control" as (i) a sale or exchange by the stockholders of all or substantially all of the Company's voting stock, (ii) a merger in which the Company is a party, or (iii) the sale, exchange or transfer (including pursuant to a liquidation or dissolution) of all or substantially all of the assets of the Company wherein, upon any such event, the stockholders of the Company before such event do not retain direct or indirect beneficial ownership of at least a majority of the voting stock of the Company, its successor, or the corporation to which the assets of the Company were transferred. In the event of a Transfer of Control, the surviving, continuing, successor, or purchasing corporation, as the case may be (the "Acquiring Corporation"), shall either assume the rights and obligations of the Company under outstanding options or substitute therefore options to purchase the Acquiring Corporation's stock. However, if the Acquiring Corporation elects not to assume or substitute new options for options outstanding under the Option Plan in connection with a Transfer of Control described in (ii) or (iii) above, then the Option Plan requires the Board to provide that any unexercisable or unvested option will be immediately exercisable and vested in full as of a date prior to the Transfer of Control. Any outstanding options that are not exercised, assumed or replaced will terminate effective as of the date of the Transfer of Control.

    The Board may terminate or amend the Option Plan at any time; provided, however, that without stockholder approval, the Board may not amend the Option Plan to increase the maximum aggregate number of shares issuable pursuant to the Option Plan or to change the class of persons eligible to receive options under the Option Plan.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE OPTION PLAN

    The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Option Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

    INCENTIVE STOCK OPTIONS. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who do not dispose of their shares for two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the determination date (see discussion under "Nonqualified Stock Options" below) and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

    The difference between the option exercise price and the fair market value of the shares on the determination date of an incentive stock option (see discussion under "Nonqualified Stock Options" below) is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

    NONQUALIFIED STOCK OPTIONS. Options not designated or qualifying as incentive stock options will be nonqualified stock options. Nonqualified stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonqualified stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The "determination date" is the date on which the option is exercised unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares are transferable or (ii) the date on which the shares are not subject to a substantial risk of forfeiture. If the determination date is after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service not later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonqualified stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. No tax deduction is available to the Company with respect to the grant of a nonqualified stock option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonqualified stock option, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

    Approval of this proposal requires the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the annual meeting of stockholders, at which a quorum is present. Abstentions and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. "Broker non-votes," on the other hand, will have no effect on the outcome of this vote.

    The Board believes that the proposed amendment to the Option Plan is in the best interests of the Company and the stockholders for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL TO INCREASE BY 1,500,000 THE MAXIMUM NUMBER OF SHARES ISSUABLE UNDER THE OPTION PLAN.

            APPROVAL OF AMENDMENT TO THE NETWORK GENERAL CORPORATION
                       1989 EMPLOYEE STOCK PURCHASE PLAN

INTRODUCTION

    The Network General Corporation 1989 Employee Stock Purchase Plan (the "Purchase Plan") provides for the purchase of the Company's Common Stock by employees of the Company. The Board of Directors and stockholders adopted and approved the Purchase Plan in December 1988 and August 1989, respectively, and subsequent amendments thereto from time to time. Currently, a maximum of 1,500,000 shares of Common Stock may be issued to eligible employees pursuant to the Purchase Plan. Of that number, as of May 31, 1997, a total of 1,252,802 shares had been issued under the Purchase Plan and 247,198 shares remained available for future purchase. To provide an adequate reserve of shares for continued operation of the Purchase Plan, the Board of Directors amended the plan in April 1997, subject approval by the stockholders, to increase the maximum aggregate number of shares of Common Stock issuable under the Purchase Plan by 500,000 to a total of 2,000,000 shares.

    The Board of Directors believes that the Purchase Plan is an important factor in attracting and retaining qualified employees essential to the success of the Company and that an adequate reserve of shares available for issuance under the Purchase Plan is therefore in the best interests of the Company and the stockholders.

SUMMARY OF PROVISIONS OF THE PURCHASE PLAN

    The following summary of the Purchase Plan is qualified in its entirety by the specific language of the Purchase Plan, a copy of which will be made available to any stockholder upon written request.

    The Purchase Plan is intended to qualify as an "employee stock purchase plan" under section 423 of the Code. Each participant in the Purchase Plan is granted at the beginning of each offering under the plan (an "Offering") the right to purchase through accumulated payroll deductions up to a number of shares of the Common Stock of the Company (a "Purchase Right") determined on the first day of the Offering. The Purchase Right is automatically exercised on the last day of the Offering unless the participant has withdrawn from participation in the Offering or in the Purchase Plan prior to such date.

    The Purchase Plan is administered by the Board of Directors or a duly appointed committee of the Board (hereinafter referred to as the "Board"). Subject to the provisions of the Purchase Plan, the Board determines the terms and conditions of Purchase Rights granted under the plan. The Board will interpret the Purchase Plan and Purchase Rights granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Purchase Plan or any Purchase Rights.

    As amended, an aggregate of up to 2,000,000 of the authorized but unissued or treasury shares of the Company's Common Stock may be issued upon the exercise of Purchase Rights under the Purchase Plan, subject to adjustment in the event of a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the Company's capital structure or in the event of any merger, sale of assets or other reorganization of the Company. If any Purchase Right expires or terminates, the shares subject to the unexercised portion of such Purchase Right will again be available for issuance under the Purchase Plan.

    Any employee of the Company and its subsidiary corporations, including any officer or director who is also an employee, is eligible to participate in the Purchase Plan, as long as that employee has been continuously employed by the Company for at least one month and is customarily employed by the Company for at least five months in any calendar year and for at least 20 hours per week. No person who owns or holds options to purchase or who, as a result of participation in the Purchase Plan, would own or hold options to purchase 5% or more of the Common Stock of the Company or of any parent or subsidiary corporation of the Company is entitled to participate in the Purchase Plan. As of May 31, 1997, approximately 897 employees, including six executive officers, were eligible to participate in the Purchase Plan.

    The Purchase Plan permits eligible employees to purchase shares of Common Stock of the Company through payroll withholding. Generally, each offering of Common Stock under the Purchase Plan is for a period of six months (an "Offering Period"), and a new Offering Period commences on February 1 and August 1 of each year. However, the Purchase Plan authorizes the Board to establish a different term or different beginning or ending dates for one or more Offerings. Generally, participants in the Purchase Plan purchase shares on the last day of the Offering Period (a "Purchase Date").

    The purchase price of shares acquired in any Offering Period under the Purchase Plan is set by the Board; provided, however, that the purchase price will generally be, and cannot be less than, 85% of the lesser of (a) the fair market value of the shares on the first day of the Offering Period (the "Offering Date") or (b) the fair market value of the shares on the Purchase Date. The closing price of the Company's Common Stock as reported on the Nasdaq National Market for May 30, 1997 was $18.375 per share.

    Participation in an Offering under the Purchase Plan is limited to eligible employees who authorize payroll deductions prior to the start of the Offering. A participating employee's payroll withholding may not exceed 10% of that employee's compensation during any pay period. No participant may purchase more than 5,000 shares during any Offering Period or shares with a fair market value (determined on the first day of the Offering Period) exceeding $25,000 for each calendar year in which the participant participates in the Purchase Plan. Generally, upon termination of participation in the Purchase Plan, all amounts withheld on behalf of an employee for a current Offering Period are refunded to the employee. No interest is paid on amounts withheld.

    The Purchase Plan provides that in the event of a Transfer of Control, the Board will either provide that each participant's Purchase Right will be fully exercisable to the extent of the participant's accumulated payroll deductions for the Offering Period as of a date prior to the Transfer of Control or arrange with the Acquiring Corporation to assume the Company's rights and obligations under the Purchase Plan. Any Purchase Rights that are not assumed or exercised prior to the Transfer of Control will terminate.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE PLAN

    The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

    Generally, there are no tax consequences to an employee of either becoming a participant in the Purchase Plan or purchasing shares under the Purchase Plan. The tax consequences of a disposition of shares vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years after the Offering Date or within one year after the Purchase Date on which the shares are acquired (a "disqualifying disposition"), the participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the Purchase Date and the purchase price. Such income may be subject to withholding of tax. Any additional gain or resulting loss recognized by the participant from the disposition of the shares is a capital gain or loss. If the participant disposes of shares at least two years after the Offering Date and at least one year after the Purchase Date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of disposition and the purchase price or (ii) 15% of the fair market value of the shares on the Offering Date. Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss. If the participant owns the shares at the time of the participant's death, the lesser of (i) the difference between the fair market value of the shares on the date of death and the purchase price or (ii) 15% of the fair market value of the shares on the Offering Date is recognized as ordinary income in the year of the participant's death.

    If the exercise of a Purchase Right does not constitute an exercise pursuant to an "employee stock purchase plan" under section 423 of the Code, the exercise of the Purchase Right will be treated as the exercise of a nonstatutory stock option. The participant would therefore recognize ordinary income on the Purchase Date equal to the excess of the fair market value of the shares acquired over the purchase price. Such income is subject to withholding of income and employment taxes. Any gain or loss recognized on a subsequent sale of the shares, as measured by the difference between the sale proceeds and the sum of (i) the purchase price for such shares and (ii) the amount of ordinary income recognized on the exercise of the Purchase Right, will be treated as a capital gain or loss, as the case may be.

    A capital gain or loss will be long-term if the participant holds the shares for more than 12 months and short-term if the participant holds the shares for 12 months or less. Both long-term and short-term capital gains are at present generally subject to the same tax rates as ordinary income, except that long-term capital gains are currently subject to a maximum tax rate of 28%.

    If the participant disposes of the shares in a disqualifying disposition the Company should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, no deduction is allowed the Company.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

    Approval of this proposal requires the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the annual meeting of stockholders, at which a quorum is present. Abstentions and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. "Broker non-votes," on the other hand, will have no effect on the outcome of this vote.

    The Board of Directors believes that the proposed amendment to the Purchase Plan is in the best interests of the Company and the stockholders for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL TO INCREASE BY 500,000 THE MAXIMUM NUMBER OF SHARES ISSUABLE UNDER THE PURCHASE PLAN.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors of the Company has selected Arthur Andersen LLP as the independent public accountants to audit the financial statements of the Company for the fiscal year ending March 31, 1998. Arthur Andersen LLP has acted in such capacity since its appointment in fiscal year 1987. A representative of Arthur Andersen LLP is expected to be present at the annual meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

    Approval of this proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively at the annual meeting of stockholders, at which a quorum is present. Abstentions and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum, but will not be counted as having voted on the proposal.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING MARCH 31, 1998.

         STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING OF STOCKHOLDERS

    Proposals of stockholders intended to be presented at the next annual meeting of the stockholders of the Company must be received by the Company at its offices at 4200 Bohannon Drive, Menlo Park, California 94025, (Attn:
Secretary), no later than March 9, 1998, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.

                         TRANSACTION OF OTHER BUSINESS

    At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                                  [SIGNATURE]

                                          SCOTT C. NEELY
                                          SECRETARY

July 7, 1997

P
R
O
X
Y
                                  DETACH HERE



                          NETWORK GENERAL CORPORATION

                               4200 BOHANON DRIVE
                          MENLO PARK, CALIFORNIA 94025

            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Leslie G. Denend and Scott C. Neely, each with the power to appoint his substitute, as Proxies and hereby authorize(s) each of them to represent and to vote as designated below, all the shares of common stock of Network General Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on August 8, 1997, and at any and all adjournments thereof.

     The proxy when properly executed and returned, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR election of the nominees for director named in Proposal 1 and FOR Proposals 2,3 and 4. In their discretion, the proxies are also authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.


                                                                SEE REVERSE
             CONTINUED AND TO BE SIGNED ON REVERSE SIDE              SIDE

                             DETACH HERE


/X/  Please mark votes as in this example


1. To elect Charles J. Abbe, Howard Frank and Harry J. Saal to the Board of Directors as Class I Directors.

FOR ALL NOMINEES EXCEPT AS NOTED  /  /

WITHHOLD AUTHORITY FOR ALL NOMINEES  /  /

/  /_______________________________
(INSTRUCTION: TO WITHHOLD AUTHORITY TO
VOTE FOR ANY NOMINEE, WRITE NOMINEE'S
NAME IN THE SPACE PROVIDED ABOVE)

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW  /  /

2. To approve an amendment to the Company's 1989 Stock Option Plan to increase the number of shares of the Company's Common Stock reserved thereunder by 1,500,000.


FOR          AGAINST           ABSTAIN
/  /          /  /              /  /


3. To approve an amendment to the Company's 1989 Employee Stock Purchase Plan to increase the number of shares of the Company's Common Stock reserved thereunder by 500,000.


FOR          AGAINST           ABSTAIN
/  /          /  /              /  /


4. To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending March 31, 1998.

FOR          AGAINST           ABSTAIN
/  /          /  /              /  /


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign exactly as name appears on this proxy. When shares are held jointly, all joint owners should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should add their titles. If a partnership, please sign in partnership name by an authorized person.


Signature:              Date:         Signature:                Date:
         --------------     ----------         -----------------     --------